Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222231

NUVEEN GLOBAL CITIES REIT, INC.

SUPPLEMENT NO. 9 DATED JANUARY 21, 2020

TO THE PROSPECTUS DATED APRIL 12, 2019

This prospectus supplement (the “Supplement”) is part of and should be read in conjunction with the prospectus of Nuveen Global Cities REIT, Inc. dated April 12, 2019 (the “Prospectus”), Supplement No. 1 dated July 10, 2019, Supplement No. 2 dated July 16, 2019, Supplement No. 3 dated August 16, 2019, Supplement No. 4 dated September 16, 2019, Supplement No. 5 dated October 17, 2019, Supplement No. 6 dated November 15, 2019, Supplement No. 7 dated December 13, 2019 and Supplement No. 8 dated January 15, 2020. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is as follows:

•	to update distribution information in the Prospectus.

Distributions

The following disclosure updates the answer to the question “Will I receive distributions and how often?” in the “Prospectus Summary” section of our Prospectus and the disclosure in the “Description of Capital Stock—Distribution Policy” section of our Prospectus.

On January 17, 2020, our board of directors amended our distribution policy to reflect that we intend to pay distributions monthly rather than quarterly. Our distribution policy is set by our board of directors and is subject to change based on available cash flows.

The disclosure in our Prospectus related to distributions is supplemented by the following.

On January 17, 2020, we declared distributions for each class of our common stock in the amount per share set forth below for record holders as of each date set forth above each table:

October 31, 2019 Record Date
	Gross Distribution	Advisory Fee	Stockholder Servicing Fee	Net Distribution
Class N Common Stock	$0.05839	$0.00540	$0.00000	$0.05300
Class I Common Stock	$0.05839	$0.01021	$0.00000	$0.04818
Class D Common Stock	$0.05839	$0.01020	$0.00228	$0.04591
Class T Common Stock	$0.05839	$0.01013	$0.00772	$0.04055

November 30, 2019 Record Date
	Gross Distribution	Advisory Fee	Stockholder Servicing Fee	Net Distribution
Class N Common Stock	$0.05623	$0.00525	$0.00000	$0.05097
Class I Common Stock	$0.05623	$0.00993	$0.00000	$0.04630
Class D Common Stock	$0.05623	$0.00991	$0.00222	$0.04410
Class T Common Stock	$0.05623	$0.00982	$0.00747	$0.03893

VGN-NREIT2-0120P

December 31, 2019 Record Date
	Gross Distribution	Advisory Fee	Stockholder Servicing Fee	Net Distribution
Class N Common Stock	$0.05788	$0.00547	$0.00000	$0.05241
Class I Common Stock	$0.05788	$0.01035	$0.00000	$0.04753
Class D Common Stock	$0.05788	$0.01033	$0.00231	$0.04524
Class T Common Stock	$0.05788	$0.01024	$0.00777	$0.03987
Class S Common Stock	$0.05788	$0.01022	$0.00776	$0.03990

The net distributions for each class of common stock (which represents the gross distributions less advisory fees and stockholder servicing fees for the applicable class of common stock) are payable to stockholders of record immediately following the close of business on each record date set forth above each table. These distributions will be paid on or about January 31, 2020 and will be paid in cash or reinvested in shares of our common stock for stockholders participating in our distribution reinvestment plan.

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